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                                                                       Exhibit 5


                [NATIONWIDE OFFICE OF GENERAL COUNSEL STATIONERY]

January 13, 2003

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

         Re:      Guaranteed Term Options
                  Nationwide Life Insurance Company
                  SEC File No. 333-72984

Ladies and Gentlemen:

I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of Guaranteed Term Options (GTOs) that Nationwide Life Insurance Company (Nationwide) will offer and sell. I have examined the registration statement on Form S-1, and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:

1. Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the GTOs.

2. Nationwide has filed the form of the GTO contract in the states where it is eligible for approval. Upon issuance, the GTO contract will be a valid and binding obligation of Nationwide.

I hereby consent to the use of this opinion as an exhibit to this registration statement on Form S-1.

Sincerely,

/s/ John S. Kreighbaum

John S. (Scott) Kreighbaum
Securities Counsel